Exhibit 4.1

THE SPECTRANETICS CORPORATION

as Issuer

and

WELLS FARGO BANK, NATIONAL ASSOCIATION

as Trustee

Second Supplemental Indenture

Dated as of August 9, 2017

2.625% Convertible Senior Notes due 2034

SECOND SUPPLEMENTAL INDENTURE

SECOND SUPPLEMENTAL INDENTURE (this “Second Supplemental Indenture”), dated as of August 9, 2017, between The Spectranetics Corporation, a Delaware corporation (the “Company”), and Wells Fargo Bank, National Association, a national banking association, as Trustee (the “Trustee”).

Recitals of the Company

WHEREAS, the Company and the Trustee are parties to the First Supplemental Indenture, dated June 3, 2014 (the “First Supplemental Indenture”), to the Indenture, dated as of June 3, 2014 (as amended, supplemented and modified by the First Supplemental Indenture, the “Indenture”), pursuant to which the Company issued its 2.625% Convertible Senior Notes due 2034 (the “Notes”);

WHEREAS, the Company entered into the Agreement and Plan of Merger, dated as of June 27, 2017 (the “Merger Agreement”), by and among the Company, Philips Holding USA Inc., a Delaware corporation (“Parent”), and HealthTech Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”);

WHEREAS, pursuant to the Merger Agreement, Merger Sub commenced a tender offer (the “Offer”) on July 12, 2017 to acquire all of the outstanding shares of common stock of the Company, $0.001 par value per share (the “Shares”), at a purchase price of $38.50 per Share, net to the seller in cash, without interest and subject to any required withholding of taxes (the “Offer Price”);

WHEREAS, pursuant to the Merger Agreement and subject to the terms and conditions thereof, following the consummation of the Offer, Merger Sub will be merged with and into the Company, without a meeting of the stockholders of the Company in accordance with Section 251(h) of the General Corporation Law of the State of Delaware, with the Company continuing as the surviving corporation and a wholly owned subsidiary of Parent (the “Merger”);

WHEREAS, Section 5.12 of the First Supplemental Indenture provides that, as a result of the Merger, a supplemental indenture shall be executed providing that the right to convert each $1,000 principal amount of Notes into Shares shall be changed into a right to convert each $1,000 principal amount of Notes into the cash, shares of stock, other securities or other property or assets (“Reference Property”) that a Holder of a number of Shares equal to the Conversion Rate immediately prior to the Merger would have owned or been entitled to receive upon the occurrence of the Merger;

WHEREAS, (i) the Company desires the Trustee to join with it in the execution and delivery of this Supplemental Indenture, (ii) in accordance with Section 901 of the Original Indenture, this Supplemental Indenture has been authorized by a Board Resolution and the Company and the Trustee may enter into this Supplemental Indenture without the consent of any Holders, (iii) in accordance with Section 102 of the Original Indenture and Section 8.02 of the First Supplemental Indenture, the Company has delivered to the Trustee an Officers’ Certificate and an Opinion of Counsel stating that the execution of this Second Supplemental Indenture is authorized or permitted by the Indenture and, when duly executed and delivered by the Company and the Trustee, will be the legal, valid and binding obligation of the Company, and (iv) in accordance with Section 903 of the Original Indenture and Section 5.12(a) of the Supplemental Indenture, the Company has delivered to the Trustee a Company Order stating that the Trustee is authorized and ordered to execute and deliver this Supplemental Indenture; and

WHEREAS, all conditions for the execution and delivery of this Second Supplemental Indenture have been complied with or have been done or performed.

NOW, THEREFORE, THIS SECOND SUPPLEMENTAL INDENTURE WITNESSETH:

For and in consideration of the premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, it is mutually agreed, for the equal proportionate benefit of all Holders of the Notes, as follows:

ARTICLE 1

DEFINITIONS

Section 1.01 General. Capitalized terms used but not defined herein shall have the meanings assigned to them in the Indenture.

ARTICLE 2

CONVERSION

Section 2.01 Conversion of Notes. In accordance with Section 5.12 of the First Supplemental Indenture, at and after the effective time of the Merger, the right to convert each $1,000 principal amount of Notes into Shares shall be changed to a right to convert each $1,000 principal amount Notes into the kind and amount of Reference Property that a Holder of a number of Shares equal to the Conversion Rate immediately prior to the Merger would have owned or been entitled to receive upon the occurrence of the Merger, in accordance with the terms and conditions of the First Supplemental Indenture and the Notes. As a result, each $1,000 principal amount of Notes shall hereafter be convertible into cash equal to the Conversion Rate in effect on the relevant Conversion Date (as may be increased by any Additional Shares), multiplied by $38.50, the Offer Price (the “Merger Consideration”). The provisions of the First Supplemental Indenture (including Section 5.06 thereof), as modified herein, shall continue to apply, mutatis mutandis, to the Holders’ right to convert each $1,000 principal amount of Notes into the Merger Consideration. Aggregate amounts of cash due to each Holder upon such Holder’s conversion of Notes shall be rounded up to the nearest cent.

ARTICLE 3

MISCELLANEOUS PROVISIONS

Section 3.01 Effectiveness; Construction. This Second Supplemental Indenture shall become effective upon its execution and delivery by the Company and the Trustee as of the date hereof. Upon such effectiveness, the Indenture shall be modified in accordance herewith. This

Second Supplemental Indenture shall form a part of the Indenture for all purposes, and every Holder of the Notes heretofore or hereafter authenticated and delivered under the Indenture shall be bound hereby. The Indenture and this Second Supplemental Indenture shall henceforth be read and construed together.

Section 3.02 Indenture Remains in Full Force and Effect. Except as supplemented hereby, all provisions in the Indenture shall remain in full force and effect.

Section 3.03 Trustee Matters. The Trustee accepts the Indenture, as supplemented hereby, and agrees to perform the same upon the terms and conditions set forth therein, as supplemented hereby. Except as expressly set forth herein, nothing in this Second Supplemental Indenture shall alter the duties, rights, privileges, immunities or obligations of the Trustee set forth in the Indenture. The Trustee shall be entitled to the benefit of every provision of the Indenture relating to the conduct or affecting the liability or affording protection to the Trustee, whether or not elsewhere herein so provided. The recitals contained in this Second Supplemental Indenture shall be taken as the statements of the Company and the Trustee assumes no responsibility for their correctness. The Trustee makes no representation as to and shall not be responsible for the validity or sufficiency of this Second Supplemental Indenture, the Offer Price, the Merger Consideration, the Merger Agreement, the Merger, or the proper authorization or due execution hereof or thereof by the Company. The Company hereby confirms to the Trustee that this Second Supplemental Indenture has not resulted in a material modification of the Notes for Foreign Account Tax Compliance Act (“FATCA”) purposes. The Company shall give the Trustee prompt written notice of any material modification of the Notes deemed to occur for FATCA purposes. The Trustee shall assume that no material modification for FATCA purposes has occurred regarding the Notes, unless the Trustee receives written notice of such modification from the Company.

Section 3.04 Effect of Headings. The Article and Section headings herein are for convenience only and shall not affect the construction hereof.

Section 3.05 Successors and Assigns. All covenants and agreements in this Second Supplemental Indenture by the Company shall bind its successors and assigns, whether so expressed or not.

Section 3.06 Separability Clause. In case any provision in this Second Supplemental Indenture shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

Section 3.07 Benefits of the Indenture. Nothing in this Second Supplemental Indenture, express or implied, shall give to any Person, other than the parties hereto and their successors hereunder and the Holders of the Notes, any benefit or any legal or equitable right, remedy or claim under the Indenture, as supplemented hereby.

Section 3.08 Governing Law. THIS SECOND SUPPLEMENTAL INDENTURE AND ANY CLAIM, CONTROVERSY OR DISPUTE ARISING UNDER OR RELATED TO THIS SECOND SUPPLEMENTAL INDENTURE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

Section 3.09 Supplemental Indenture May Be Executed in Counterparts. This Second Supplemental Indenture may be executed in any number of counterparts, each of which shall be an original, but such counterparts shall together constitute one and the same instrument. The exchange of copies of this Second Supplemental Indenture and of signature pages by facsimile or PDF transmission shall constitute effective execution and delivery of this Second Supplemental Indenture as to the parties hereto and may be used in lieu of the original Second Supplemental Indenture for all purposes. Signatures of the parties hereto transmitted by facsimile or PDF shall be deemed to be their original signatures for all purposes.

Section 3.10 Jury Trial Waiver. EACH OF THE COMPANY AND THE TRUSTEE HEREBY IRREVOCABLY WAIVE TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS SECOND SUPPLEMENTAL INDENTURE OR THE TRANSACTIONS CONTEMPLATED HEREBY.

IN WITNESS WHEREOF, the parties hereto have caused this Second Supplemental Indenture to be duly executed as of the date first above written.

THE SPECTRANETICS CORPORATION

By:	/s/ Zachary W. Stassen
Name: Zachary W. Stassen
Title: Vice President of Finance

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Trustee

By:	/s/ Gregory S. Clarke
Name: Gregory S. Clarke
Title: Vice President

[Signature Page to Second Supplemental Indenture]